Exhibit 3.7

                             SECRETARY'S CERTIFICATE


     I, the undersigned, Secretary of Alexander & Alexander Services Inc., a

corporation organized under the laws of the State of Maryland, DO HEREBY CERTIFY that at a meeting of the Board of Directors of said corporation duly held on the

21st day of March, 1995, a quorum being present, the following resolution was duly adopted and has not been modified or rescinded, and is now in full force and effect; and that the same is not in contravention of or in conflict with the

By-Laws or Charter or Articles of Incorporation and is in accord therewith and pursuant thereto:

     WHEREAS, the Board deems it appropriate to make certain amendments to
     Article II of the By-Laws providing for the position of Emeritus
     Directors;

     NOW, THEREFORE, BE IT

     RESOLVED, that a new Section 13 be added to Article II of the By-Laws of the Corporation be, and the same hereby will read in its entirety as set forth in Exhibit A hereto.

     WITNESS my hand and the seal of said Corporation this 23rd day of March,

1995.


C O R P O R A T E  S E A L
                               /s/ Alice L. Russell
                              ___________________________________
                                        Secretary





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                                                                       EXHIBIT A


ARTICLE II.  BOARD OF DIRECTORS

SECTION 13.    Emeritus Directors.

     A member of the Board of Directors who ceases to serve on the Board for any reason other than removal under Article I, Section 4 hereof is eligible for appointment by the Board as an Emeritus Director on an annual basis at each annual organizational meeting of the Board commencing immediately upon the end of his or her service on the Board.

     An Emeritus Director may, but is not required to, attend meetings of the

Board of Directors and it's Committees and may participate in discussions thereat, but may not vote on any issue nor shall his or her attendance count toward a quorum.  An Emeritus Director shall serve as a goodwill ambassador of the Company and be available for consultation but such individual shall not have any responsibility or be subject to any liability imposed upon a member of the

Board of Directors or in any manner otherwise be deemed to be a member of the

Board of Directors.

     Each Emeritus Director shall be entitled to reimbursement for all reasonable expenses incurred in attending any meeting or attending any function on behalf and at the request of the Company, and will be covered under any existing business travel accident plan applicable to members of the Board of

Directors.